Exhibit 5
BRADFORD RODGERS
Senior Vice President and Senior Counsel
Writer’s Direct Number: (205)268-1113
Facsimile Number: (205)268-3597
Toll-Free Number: (800)627-0220
April 29, 2024
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Gentlemen:
This opinion is submitted with respect to the Form S-1 Registration Statement (File No. 333-278664) filed by Protective Life Insurance Company (the “Company”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, individual modified guaranteed annuity contracts issued by the Company and marketed under the name “Protective Market Defender Annuity” (the “Contracts”). I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:
1.    The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Tennessee and is duly authorized by the Department of Insurance of the State of Tennessee to issue the Contracts.
2.    The Contracts, to be issued as contemplated in the Form S-1 registration statement, when issued and delivered will constitute legally issued and binding obligations of the Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Form S-1 registration statement for the Contracts.

Very truly yours,

/s/ Bradford Rodgers

Bradford Rodgers
Senior Vice President and Senior Counsel